Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

OCONEE FEDERAL, MHC,

OCONEE FEDERAL FINANCIAL CORP.,

OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION

And

STEPHENS FEDERAL BANK

Dated as of February 26, 2014

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Section 10.06 Notices		49
Section 10.07 Captions		50
Section 10.08 Counterparts		50
Section 10.09 Severability		50
Section 10.10 Governing Law		51
Section 10.11 Specific Performance		51
Section 10.12 Interpretation		51
Section 10.13 Titles and Headings		51
Section 10.14 Waiver of Jury Trial		51
Section 10.15 No Presumption Against Drafting Party		51

Exhibit A	Home and Branch Offices of Resulting Institution Following the First Merger
Exhibit B	Directors of Resulting Institution Following the First Merger
Exhibit C	Home and Branch Offices of Resulting Institution Following the Second Merger
Exhibit D	Directors of Resulting Institution Following the Second Merger
Exhibit E	Form of Release Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 26, 2014, is by and between (i) Oconee Federal, MHC, a federally chartered mutual holding company (“Oconee MHC”), Oconee Federal Financial Corp., a federally chartered subsidiary savings and loan holding company corporation (“OFED”), and Oconee Federal Savings and Loan Association, a federally chartered stock savings association (“Oconee Federal”), and (ii) Stephens Federal Bank, a federally chartered mutual savings association (“Stephens Federal”).  Each of Oconee MHC, OFED, Oconee Federal and Stephens Federal is sometimes individually referred to herein as a “party,” and Oconee MHC, OFED, Oconee Federal and Stephens Federal are collectively sometimes referred to as the “parties.”

RECITALS

1.                                      Oconee MHC owns approximately 70.8% of the issued and outstanding capital stock of OFED, which owns all of the issued outstanding capital stock of Oconee Federal. Each of Oconee MHC, OFED and Oconee Federal has its principal executive offices located at 201 East North Second Street, Seneca, South Carolina;

2.                                      Stephens Federal is a federally chartered mutual savings association having its principal executive offices located at 2859 Highway 17 Alt., Toccoa, Georgia;

3.                                      The Board of Directors of Stephens Federal has adopted a plan of conversion (the “Plan of Supervisory Conversion”) providing for the voluntary supervisory conversion of Stephens Federal from a federal mutual savings association to a federal stock savings association (the “Supervisory Conversion”);

4.                                      The Board of Directors of each party deems it advisable and in its best interests, including with respect to the Oconee Parties, the members of Oconee MHC, the stockholders of OFED, and the depositors of Oconee Federal, and with respect to Stephens Federal, the depositors and borrower members and, following the Supervisory Conversion, the shareholders of Stephens Federal, for Stephens Federal to merge with and into Oconee Federal, with Oconee Federal as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement;

5.                                      The parties intend the Mergers (as defined herein) to qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

6.                                      The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement; and

7.                                      In consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01  Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.13 of this Agreement.

“Acquisition Transaction” shall have the meaning ascribed to such term in Section 5.13 of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the Oconee Parties and Stephens Federal.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Board of Directors” means the Board of Directors of Oconee MHC, OFED, Oconee Federal, Oconee Interim or Stephens Federal, as applicable.

“Burdensome Condition” has the meaning ascribed to such term in Section 8.01 of this Agreement.

“Claim” has the meaning ascribed to such term in Section 6.09(a) of this Agreement.

“Closing” has the meaning ascribed to such term in Section 2.06 of this Agreement.

“Closing Date” has the meaning ascribed to such term in Section 2.06 of this Agreement.

“Code” has the meaning ascribed to such term in the Recitals to this Agreement.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 10.03 of this Agreement.

“Continuing Employees” has the meaning ascribed to such term in Section 6.08(a) of this Agreement.

“Environmental Law” means any applicable Federal or state law, statute, rule, regulation, code, judgment, common law or agreement with any Federal or state governmental authority, and any decree, injunction or order entered with or by any governmental authority that is binding upon Stephens Federal relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“First Merger” means the merger of Oconee Interim with and into Stephens Federal, with Stephens Federal as the resulting institution.

“First Merger Effective Time” shall mean the date and time upon which the articles of combination with respect to the First Merger are filed with the OCC, or the date and time of the First Merger specified in the final unconditional approval of the Mergers issued by the OCC, whichever is later.

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Richmond, as appropriate.

“GAAP” means generally accepted accounting principles as in effect at the relevant date and consistently applied.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment and currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, friable asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners Loan Act, as amended.

“Identified Loans” means the loans set forth on Oconee Federal Disclosure Schedule 1.01.  As of January 31, 2014, the amount of Identified Loans was $17,144,287.

“Indemnified Parties” has the meaning ascribed to such term in Section 6.09(a) of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are known or should have been known by the executive officers of such Party after due investigation, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Party.

“Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial condition, results of operations or business of the Oconee Parties or Stephens Federal, as the context may dictate, respectively, or (ii) does or would materially impair the ability of the Oconee Parties or Stephens Federal, as the context may dictate, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party hereto taken with the prior written consent of the other Party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties, and (f) changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes n the U.S. or foreign securities markets (but not those changes having a materially disproportionate effect on a Party).

“Material Contracts” has the meaning ascribed to such term in Section 3.08(c) of this Agreement.

“Mergers” means the First Merger and the Second Merger, collectively.

“OCC” means the Office of the Comptroller of the Currency.

“Oconee Disclosure Schedules” means the Disclosure Schedules delivered by the Oconee Parties to Stephens Federal pursuant to Article IV of this Agreement.

“Oconee Employee Plan” has the meaning ascribed to such term in Section 4.08 of this Agreement.

“Oconee Federal” has the meaning ascribed to such term in the Preamble to this Agreement.

“Oconee Federal 401(k) Plan” means the Oconee Savings and Loan Association 401(k) Profit Sharing Plan.

“Oconee Interim” means Oconee Interim Savings Association, a federally-chartered stock savings association and wholly-owned subsidiary of Oconee MHC chartered for the sole and express purpose of effecting the First Merger.

“Oconee MHC” has the meaning ascribed to such term in the Preamble to this Agreement.

“Oconee Parties” means, collectively, Oconee MHC, OFED, Oconee Federal and, subject to the issuance of its charter by the OCC and the taking of necessary and appropriate action by its Board of Directors to agree to be bound by and join this Agreement, Oconee Interim.

“Oconee Regulatory Reports” means the Call Reports of Oconee Federal and accompanying schedules, as filed with the OCC (including any Call Reports filed with the Office of Thrift Supervision as predecessor to the OCC), for each calendar quarter beginning with the quarter ended September 30, 2010, through the Closing Date.

“OFED” has the meaning ascribed to such term in the Recitals to this Agreement.

“OFED Common Stock” has the meaning ascribed to such term in Section 4.02(a) of this Agreement.

“OFED Financials” means (i) the audited consolidated financial statements of OFED as of June 30, 2013 and 2012 and for the three years ended June 30, 2013, including the notes thereto, included in Securities Documents filed by OFED, and (ii) the unaudited interim consolidated financial statements of OFED as of each calendar quarter following June 30, 2013 included in Securities Documents filed by OFED.

“OFED Stock Issuance” means the issuance of common stock by OFED to Oconee MHC pursuant to Section 2.02(c)(ii) of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which Stephens Federal participates in the management (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act) of such facility, whether as lender in control of the facility, owner or operator.

“Pension Plan” has the meaning ascribed to such term in Section 3.12(b) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Plan of Supervisory Conversion” has the meaning ascribed to such term in the Recitals to this Agreement.

“Regulatory Agreement” has the meaning ascribed to such term in Section 3.11(d) of this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including without limitation the FRB, the FDIC, and the OCC.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of Stephens Federal with and into Oconee Federal, with Oconee Federal as the resulting institution.

“Second Merger Effective Time” shall mean the date and time upon which the articles of combination with respect to the Second Merger are filed with the OCC, or the date and time of the Second Merger specified in the final unconditional approval of the Mergers issued by the OCC, whichever is later.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act.

“Stephens Federal” has the meaning ascribed to such term in the Preamble to this Agreement.

“Stephens Federal 401(k) Plan” has the meaning ascribed to such term in Section 6.08(f) of this Agreement.

“Stephens Federal Classified Assets” means, without duplication, the Stephens Federal Adjusted Classified Assets, less any assets that are, as of the applicable date, classified as “watch list” or “special mention” (or words of similar import) by Stephens Federal or any applicable Regulatory Authority. As of January 31, 2014, the amount of Stephens Federal Classified Assets was $21,658,328 as calculated pursuant to Stephens Federal Disclosure Schedule 1.01.  Any calculation of Stephens Federal Classified Assets shall be performed consistent with the methodology used in the calculation of such Schedule.

“Stephens Federal Adjusted Classified Assets” means, without duplication, (i) any assets of Stephens Federal that are, as of the applicable date, classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Stephens Federal or any applicable Regulatory Authority, (ii) OREO, and (iii) the Identified Loans. As of January 31, 2014, the amount of Stephens Federal Adjusted Classified Assets was $29,738,570 as calculated pursuant to Stephens Federal Disclosure Schedule 1.01.  Any calculation of Stephens Federal Adjusted Classified Assets shall be performed consistent with the methodology used in the calculation of such Schedule.

“Stephens Federal Compensation and Benefit Plan” has the meaning ascribed to such term in Section 3.12(a) of this Agreement.

“Stephens Federal Delinquent Loans” means, without duplication, (i) all loans with principal and/or interest that are 60-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) loans that are “troubled debt restructurings” as defined in the Financial Accounting Standards Board Accounting Standards Codification, including any Accounting Standards Update; and (v) net charge-offs on loans from September 30, 2013 through the applicable date. As of January 31, 2014, the amount of Stephens Federal Delinquent Loans was $7,363,829 as calculated pursuant to Stephens Federal Disclosure Schedule 1.01. Any calculation of Stephens Federal Delinquent Loans shall be performed consistent with the methodology used in the calculation of such Schedule.  For the avoidance of doubt, any loans that are sold, transferred or otherwise disposed of in accordance with Section 5.01(b)(viii) or (xxiv) are not Stephens Federal Delinquent Loans, except to the extent of net charge-offs pursuant to clause (v) above.

“Stephens Federal Disclosure Schedules” means the Disclosure Schedules delivered by Stephens Federal to OFED pursuant to Article III of this Agreement.

“Stephens Federal Employee Plan” has the meaning ascribed to such term in Section 3.12(a) of this Agreement.

“Stephens Federal ERISA Affiliate” has the meaning ascribed to such term in Section 3.12(c) of this Agreement.

“Stephens Federal ERISA Affiliate Plan” has the meaning ascribed to such term in Section 3.12(c) of this Agreement.

“Stephens Federal Financial Statements” means (i) the audited financial statements of Stephens Federal as of September 30, 2013 and 2012 and for the two years ended September 30, 2013, including the notes thereto and the draft audit report thereon, set forth on Stephens Federal Disclosure Schedule 1.01, and (ii) any unaudited interim financial statements of Stephens Federal as of and for each calendar quarter following September 30, 2013, including the notes thereto through the Closing Date.

“Stephens Federal Order” means that Consent Order, dated September 15, 2011, by and between Stephens Federal and the OCC.

“Stephens Federal Pension Plan” has the meaning ascribed to such term in Section 3.12(a) of this Agreement.

“Stephens Federal Regulatory Reports” means the Call Reports of Stephens Federal and accompanying schedules, as filed with the OCC (including any Call Reports filed with the Office of Thrift Supervision as predecessor to the OCC), for each calendar quarter beginning with the quarter ended September 30, 2010, through the Closing Date.

“Stephens Federal Representatives” has the meaning ascribed to such term in Section 5.13 of this Agreement.

“Stephens Federal Shares” has the meaning ascribed to such term in Section 2.02(c)(ii) of this Agreement.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either an Oconee Party or Stephens Federal, as the case may be, in the ordinary course of their lending activities.

“Supervisory Conversion” has the meaning ascribed to such term in the Recitals of this Agreement.

“Valuation” has the meaning ascribed to such term in Section 2.03 of this Agreement.

“Valuation Confirmation Letter” has the meaning ascribed to such term in Section 2.03 of this Agreement.

ARTICLE II

THE MERGERS AND RELATED MATTERS

Section 2.01  The First Merger.

At the First Merger Effective Time, Oconee Interim shall merge with and into Stephens Federal with Stephens Federal as the resulting institution, and the separate existence of Oconee Interim shall cease.

(a)           Effects of the First Merger.  At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement and applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, except as otherwise provided herein:

(i)            The business of the resulting institution shall be that of a federal stock savings and loan association as provided in its charter.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Oconee Interim shall be automatically transferred to and vested in Stephens Federal, as the resulting institution, by virtue of the Second Merger without any deed or other document of transfer.  Stephens Federal, as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Oconee Interim.  Stephens Federal, as the resulting institution, shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Oconee Interim, immediately prior to the First Merger, including liabilities for all debts, obligations and contracts of Oconee Interim, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Oconee Interim.  All rights of creditors and other obligees and all liens on property of Oconee Interim shall be preserved and shall not be released or impaired.

(ii)           [Reserved].

(iii)          The name of the resulting institution shall be Stephens Federal Bank.

(iv)          The home office and the branch offices of Stephens Federal shall be the home office and branch offices of the resulting institution, as set forth on Exhibit A hereto.

(v)           The charter and bylaws of Stephens Federal, as in effect immediately prior to the First Merger Effective Time, shall be the charter and bylaws of the resulting institution until thereafter amended as provided by law.

(vi)          Subject to the completion of the Second Merger, the directors of Stephens Federal immediately prior to the First Merger shall be the directors of the resulting institution, as set forth on Exhibit B hereto.

(b)           Regulatory Approval.  The First Merger shall not be effective unless and until the parties have received the approval or non-objection of all applicable Regulatory Authorities, including without limitation the OCC, the FDIC and the FRB.

(c)           Conversion of Securities.  At the First Merger Effective Time, by virtue of the First Merger and without any action of the part of Oconee Interim, Stephens Federal, or the holders of the following securities:

(i)            each share of the common stock of Oconee Interim issued and outstanding immediately prior to the First Merger Effective Time shall cease to be outstanding and shall immediately be canceled and retired and shall cease to exist; and

(ii)           each share of the common stock of Stephens Federal issued pursuant to the Supervisory Conversion and outstanding immediately prior to the First Merger Effective Time (the “Stephens Federal Shares”) shall be unchanged after the Merger and held of record and beneficially by Oconee MHC.

Section 2.02  The Second Merger.

Immediately following the First Merger, Stephens Federal shall merge with and into Oconee Federal with Oconee Federal as the resulting institution, and the separate existence of Stephens Federal shall cease.

(a)           Effect of the Second Merger.  At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement and applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, except as otherwise provided herein:

(i)            The business of the resulting institution shall be that of a federal stock savings and loan association as provided in its charter.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Stephens Federal shall be automatically transferred to and vested in Oconee Federal, as the resulting institution, by virtue of the Second Merger without any deed or other document of transfer.  Oconee Federal, as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Stephens Federal.  Oconee Federal, as the resulting institution, shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Stephens Federal, immediately prior to the Second Merger, including liabilities for all debts, obligations and contracts of Stephens Federal, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Stephens Federal.  All rights of creditors and other obligees and all liens on property of Stephens Federal shall be preserved and shall not be released or impaired.

(ii)           All deposit accounts established at Stephens Federal prior to the Second Merger Effective Time shall confer on the depositor the same rights and privileges in Oconee Federal as if such deposit account had been established at Oconee Federal on the date on which such account was established at Stephens Federal, including, without limitation, for purposes of establishing subscription priority in any future conversion of Oconee MHC to stock form.  Each borrower member of Stephens Federal shall remain a borrower member of Oconee Federal only (i) to the extent that the borrower opened its current borrowing account prior to 1991, in accordance with the Articles of incorporation of Oconee Federal, and (ii) for as long as such borrowing remains outstanding.

(iii)          The name of the resulting institution shall be Oconee Federal Savings and Loan Association.

(iv)          The home office of Oconee Federal shall be the home office of the resulting institution, and the branch offices of Oconee Federal and Stephens Federal shall be the branch offices of the resulting institution, as set forth on Exhibit C hereto.  The home office and branch offices of Stephens Federal shall continue to be operated, at the same locations, as branch offices of Oconee Federal.  Oconee Federal may elect to operate the home and branch offices of Stephens Federal under the name “Stephens Federal” after the Second Merger Effective Date, subject to applicable law and the approval of the Regulatory Authorities.

(v)           The charter and bylaws of Oconee Federal, as in effect immediately prior to the Second Merger Effective Time, shall be the charter and bylaws of the resulting institution until thereafter amended as provided by law.

(vi)          The directors of Oconee Federal immediately prior to the Second Merger shall be the directors of the resulting institution, as set forth on Exhibit D hereto.

(b)           Regulatory Approval.  The Second Merger shall not be effective unless and until the parties have received the approval or non-objection of all applicable Regulatory Authorities, including without limitation the OCC, the FDIC and the FRB.

(c)           Conversion of Securities.  At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Stephens Federal, Oconee Federal, or the holders of the following securities:

(i)            subject to Section 2.02(c)(ii) hereof, at and after the Second Merger Effective Time, each share of OFED Common Stock and each share of common stock of Oconee Federal issued and outstanding immediately prior to the Second Merger Effective Time shall remain an issued and outstanding share of common stock of OFED or Oconee Federal, as applicable, and shall not be affected by the Second Merger;

(ii)           at the Second Merger Effective Time, OFED shall issue to Oconee MHC a number of shares of OFED Common Stock equal to the quotient of (i) the Valuation, divided by (ii) the average of the closing sales price of a share of OFED Common Stock, as reported on the Nasdaq stock market, for the twenty (20) consecutive trading days ending on the second trading day preceding the Second Merger Effective Date; and

(iii)          at the Second Merger Effective Time, all of the Stephens Federal Shares held by Oconee MHC by virtue of the First Merger immediately prior to the Second Merger Effective Time shall cease to be outstanding and shall immediately be canceled and retired and cease to exist.

Section 2.03  Appraisal of Stephens Federal.

To reflect the value of Stephens Federal that is transferred to Oconee MHC in the Merger, a valuation of Stephens Federal will be performed by an independent valuation expert selected by Stephens Federal (the “Valuation”).  Such independent valuation expert shall, as of a date no earlier than 20 days and no later than 10 days prior to the First Merger Effective Time, provide to Stephens Federal and OFED a letter (the “Valuation Confirmation Letter”) confirming that the Valuation remains in effect and that, to the knowledge of such independent valuation expert, no material event has occurred that would cause such independent valuation expert to conclude that the Valuation should be adjusted.

Section 2.04  Modification of Structure.

Notwithstanding any provision of this Agreement to the contrary, OFED may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions described in Section 2.01 and Section 2.02 hereof, and the parties shall enter into such alternative transactions or take actions deemed necessary as OFED may determine to effect the purposes of this Agreement; provided, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or borrower members of Stephens Federal; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the First Merger Effective Time beyond February 26, 2015; or (iii) change the benefits or other arrangements provided to or on behalf of Stephens Federal’s directors, officers or employees in this Agreement.  This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 2.05  Adoption of Agreement by Oconee Interim.

Immediately upon the issuance of the charter of Oconee Interim by the OCC, Oconee MHC, as sole stockholder of Oconee Interim, shall cause Oconee Interim to adopt, agree to be bound by, and, to the extent necessary, join this Agreement, and to execute such documents as shall be necessary or appropriate to effect the foregoing.

Section 2.06  Final and Unconditional Regulatory Approval; Closing.

Immediately upon consummation of the Supervisory Conversion and issuance of the Stephens Federal Shares and as promptly as practicable after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), the parties shall seek the final and unconditional approval of the Mergers by the applicable Regulatory Authorities.  In connection with the seeking of such final and unconditional approval, the parties hereto shall duly execute and deliver to the applicable Regulatory Authorities articles of combination, in accordance with applicable regulations.  The closing of the Mergers (the “Closing”) shall take place as soon as practicable following, but in no event later than the close of business on the tenth business day following, the receipt of the final and unconditional approval of the Mergers by the applicable Regulatory Authorities, or on such other date that may be agreed to by the parties (the “Closing Date”).  The parties agree to report all transactions occurring on the Closing Date after the First Merger Effective Time as occurring on the date immediately after the Closing Date to the extent permitted by Treasury Regulation § 1.1502-76(b)(1)(ii)(B).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STEPHENS FEDERAL

Stephens Federal represents and warrants to the Oconee Parties that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Stephens Federal Disclosure Schedules delivered to OFED on the date hereof, and except as to any representation or warranty which relates to a specific date. Stephens Federal has made a good faith effort to ensure that the disclosure on each schedule of the Stephens Federal Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Stephens Federal Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 3.01  Organization

(a)           Stephens Federal is a savings and loan association organized, validly existing and in good standing under the laws of the United States.  The deposits of Stephens Federal are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Stephens Federal.

(b)           Stephens Federal is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein.

(c)           The minute books of Stephens Federal accurately record, in all material respects, all material corporate actions of its members and board of directors (including committees) through the date of this Agreement.

(d)           Prior to the date of this Agreement, Stephens Federal has made available to OFED true and correct copies of the charter and bylaws of Stephens Federal.

(e)           Stephens Federal has no Subsidiaries.

Section 3.02  Capital Structure

As of the date of this Agreement, Stephens Federal (i) does not have any authorized or outstanding capital stock, and (ii) does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating it to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

Section 3.03  Authority; No Violation

(a)           Stephens Federal has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stephens Federal and the completion by Stephens Federal of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of Stephens Federal and no other proceedings on the part of Stephens Federal are necessary to complete the transactions contemplated hereby.  Subject to the approval of the Supervisory Conversion by the appropriate Regulatory Authorities, no approval of the members of Stephens Federal is required to complete the transactions contemplated by this Agreement or to complete the Supervisory Conversion.  This Agreement has been duly and validly executed and delivered by Stephens Federal and, subject to the receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligation of Stephens Federal, enforceable against Stephens Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           Subject to the receipt of the approvals from the Regulatory Authorities, the compliance by Stephens Federal and the Oconee Parties with any conditions contained therein, and the completion of the Supervisory Conversion, and except as set forth in Stephens Federal Disclosure Schedule 3.03(b),

(A)          the execution and delivery of this Agreement by Stephens Federal,

(B)          the consummation of the transactions contemplated hereby, and

(C)          compliance by Stephens Federal with any of the terms or provisions hereof will not: (i) conflict with or result in a material breach of any provision of the charter or bylaws of Stephens Federal; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction or Regulatory Agreement applicable to the Stephens Federal or any of the properties or assets of Stephens Federal; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Stephens Federal under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Stephens Federal is a party, or by which Stephens Federal or any of its properties or assets may be bound or affected, except, in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Stephens Federal.

(c)               The board of directors of Stephens Federal, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of Stephens Federal and its members and declared the Merger to be advisable.

Section 3.04  Consents

Except for (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the completion of the Supervisory Conversion, and (c) the filing of the articles of combination with the OCC, and such other filings as may be required for the Mergers, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Stephens Federal, and (y) the completion of the Mergers by Stephens Federal or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Stephens Federal.  As of the date hereof, to the Knowledge of Stephens Federal, no fact or circumstance exists, including any possible other transaction pending or under consideration by Stephens Federal or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or (ii) any other required Regulatory Approvals or (b) would cause a Regulatory Authority acting pursuant to the Bank Merger Act, the HOLA, or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 3.05  Stephens Federal Regulatory Reports and Financial Statements

(a)           Stephens Federal has previously made available to OFED the Stephens Federal Regulatory Reports. The Stephens Federal Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in equity of Stephens Federal as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)           The books and records of Stephens Federal have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)           Stephens Federal has previously made available to OFED the Stephens Federal Financial Statements. The Stephens Federal Financial Statements (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations, cash flows and changes in equity of Stephens Federal as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein.

(d)           At the date of each balance sheet included in the Stephens Federal Financial Statements or the Stephens Federal Regulatory Reports, Stephens Federal did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Stephens Federal Financial Statements or Stephens Federal Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(e)           The records, systems, controls, data and information of Stephens Federal are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  Stephens Federal has devised and maintained as system of internal accounting controls sufficient to provide reasonable assurances that (i) the assets of Stephens Federal are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Stephens Federal Financial Statements by Stephens Federal’s certified public accountants.

(f)            Based on its most recent evaluation prior to the date hereof, Stephens Federal was not required to, and did not, disclose to its auditors and the audit committee of its board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(g)           Since September 30, 2013, (i) neither Stephens Federal nor, to the Knowledge of Stephens Federal, any director, officer, employee, auditor, accountant or representative of Stephens Federal has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(h)           Since September 30, 2013, Stephens Federal has not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

(i)            The allowance for loan losses reflected in the Stephens Federal Financial Statements as of September 30, 2013 was, and the allowance for loan losses reflected in the Stephens Federal Regulatory Reports for periods ending after September 30, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

(j)            The Stephens Federal Financial Statements and the Stephens Federal Regulatory Reports do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.06  Taxes

Stephens Federal is not a member of an affiliated group within the meaning of Code Section 1504(a). Stephens Federal has duly filed all Federal, state and local tax returns required to be filed by or with respect to it on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or has made provisions for the payment of, all Federal, state and local taxes which have been incurred by or are due or claimed to be due from Stephens Federal by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date hereof other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Stephens Federal has received no written notice of, and, to the Knowledge of Stephens Federal there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Stephens Federal.  No written claim has been made by any authority in a jurisdiction where Stephens Federal does not file tax returns that Stephens Federal is subject to taxation in that jurisdiction. Stephens Federal has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Stephens Federal has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, and Stephens Federal has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

Section 3.07  No Material Adverse Effect

Stephens Federal has not suffered any Material Adverse Effect since September 30, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Stephens Federal.

Section 3.08  Material Contracts; Leases; Defaults

(a)               Except as set forth in Stephens Federal Disclosure Schedule 3.08(a), Stephens Federal is not a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Stephens Federal; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Stephens Federal is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Oconee Parties; (iii) any other agreement, written or oral, that obligates Stephens Federal for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Stephens Federal (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)               No real estate lease to which Stephens Federal is a party requires the consent of the lessor or its agent resulting from the Second Merger by virtue of the terms of any such lease.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Stephens Federal is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)               True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and 3.08(b) (“Material Contracts”) have been made available to OFED on or before the date hereof, and are in full force and effect on the date hereof and neither Stephens Federal nor, to the Knowledge of Stephens Federal, any other party to any such contract, arrangement or instrument, has materially breached any provision of, or is in default in any respect under any term of, any Material Contract.  Except as listed on Stephens Federal Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)               Since September 30, 2013, through and including the date of this Agreement, Stephens Federal has not (i) made any material change in the credit policies or procedures of Stephens Federal, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than the origination of loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Stephens Federal affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(e)                                              For the avoidance of doubt, this Section 3.08 does not address Stephens Federal Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.22, respectively.

Section 3.09  Ownership of Property; Insurance Coverage.

(a)                                 Stephens Federal has good and, as to real property, marketable title to all material assets and properties owned by Stephens Federal in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Stephens Federal Regulatory Reports and in the Stephens Federal Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by Stephens Federal acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the Stephens Federal Financial Statements. Stephens Federal, as lessee, has the right under valid and existing leases of real and personal properties used by Stephens Federal in the conduct of its business to occupy or use all such properties as presently occupied and used by it.

(b)                                 With respect to all material agreements pursuant to which Stephens Federal has purchased securities subject to an agreement to resell, if any, Stephens Federal has a lien or security interest (which is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)                                  Stephens Federal currently maintains insurance considered by Stephens Federal to be reasonable for its operations, in accordance with good business practice. Except as set forth in Stephens Federal Disclosure Schedule 3.09(c), Stephens Federal has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Stephens Federal under such policies. All such insurance is valid and enforceable and in full force and effect, and, within the last three years Stephens Federal has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Stephens Federal Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by Stephens Federal.

Section 3.10  Legal Proceedings.

Stephens Federal is not a party to any, and there are no pending or, to the best of the Knowledge of Stephens Federal, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (i) against Stephens Federal, (ii) to which the assets of Stephens Federal are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Stephens Federal to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Stephens Federal.

Section 3.11  Compliance With Applicable Law

(a)                                 Stephens Federal holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Federal, state or local governmental authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect on Stephens Federal. Stephens Federal, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of Stephens Federal.

(b)                                 Stephens Federal has conducted its business in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.  The most recent regulatory rating given to Stephens Federal as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(c)                                  Without limiting the foregoing, Stephens Federal has conducted its business in compliance with: (i) the federal Bank Secrecy Act, as amended, the USA PATRIOT Act and the regulations promulgated thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, FRB Regulation Z, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.  The board of directors of Stephens Federal has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and (y) implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.

(d)                                             Other than as set forth in Stephens Federal Disclosure Schedule 3.11(d), Stephens Federal has not received any notification or communication from any Regulatory Authority (i) asserting that

Stephens Federal is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Stephens Federal; (iii) requiring or threatening to require Stephens Federal, or indicating that Stephens Federal may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Stephens Federal; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Stephens Federal, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as set forth in Stephens Federal Disclosure Schedule 3.11(d), Stephens Federal has not consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to Stephens Federal as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(e)                                  For the avoidance of doubt, this Section 3.11 does not address Stephens Federal Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.22, respectively, Tax matters, which are addressed solely by Section 3.06, and Environmental matters, which are addressed solely by Section 3.14.

Section 3.12  Employee Benefit Plans.

(a)                                             Stephens Federal Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including vacation, sick day and paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Stephens Federal in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Stephens Federal Compensation and Benefit Plans”).  Stephens Federal has no commitment to create any additional Stephens Federal Compensation and Benefit Plan or to materially modify, change or renew any existing Stephens Federal Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Stephens Federal has made available to OFED true and correct copies of the Stephens Federal Compensation and Benefit Plans.

(b)                                             Each Stephens Federal Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Stephens Federal Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and, to the Knowledge of Stephens Federal there are no circumstances which are reasonably likely to result in revocation of any such favorable determination letter.

There is no material pending or, to the Knowledge of Stephens Federal, threatened action, suit or claim relating to any of the Stephens Federal Compensation and Benefit Plans (other than routine claims for benefits).  Stephens Federal has not engaged in a transaction, or omitted to take any action, with respect to any Stephens Federal Compensation and Benefit Plan that would reasonably be expected to subject Stephens Federal to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)                                  Neither Stephens Federal nor any entity which is considered one employer with Stephens Federal under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Stephens Federal ERISA Affiliate”) has ever sponsored, implemented or maintained a Stephens Federal Compensation and Benefit Plan which is subject to Title IV of ERISA other than the Stephens Federal Bank Defined Benefit Pension Plan (a “Stephens Federal ERISA Affiliate Plan”).  In connection with the termination of the Stephens Federal Bank Defined Benefit Pension Plan, Stephens Federal is not required and would not be expected, for any reason, to make any additional contributions to any individuals or entities.  Neither Stephens Federal nor any Stephens Federal ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d)                                             All material contributions required to be made under the terms of any Stephens Federal Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on Stephens Federal’s consolidated financial statements to the extent required by GAAP.  Stephens Federal has expensed and accrued as a liability the present value of material future benefits under each applicable Stephens Federal Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e)                                              Stephens Federal does not have any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Stephens Federal Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Stephens Federal that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f)                                               Stephens Federal does not maintain any Stephens Federal Compensation and Benefit Plans covering employees who are not United States residents.

(g)                                              With respect to each Stephens Federal Compensation and Benefit Plan, if applicable, Stephens Federal has provided or made available to OFED copies of the:  (i) trust instruments and insurance contracts; (ii) three most recent IRS Forms 5500; (iii) three most recent actuarial reports and financial statements; (iv) most recent summary plan description; (v) most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h)                                             Except as set forth in Stephens Federal Disclosure Schedule 3.12(h), the consummation of the First Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the First Merger Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Stephens Federal Compensation and Benefit Plan, (iii) result in any material increase in benefits payable under any Stephens Federal Compensation and Benefit Plan, or (iv) entitle any current or former employee, director or independent contractor of Stephens Federal to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i)                                                 All deferred compensation plans, programs or arrangements, within the meaning of Section 409A of the Code, have been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and have been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder.

(j)                                                There are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the Stephens Federal Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof.

(k)                                             Stephens Federal Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of Stephens Federal, their title and rate of salary, their date of hire, and the number of vacation days, sick days or other paid time off days that are accrued with respect to each individual as of such date.

Section 3.13  Brokers, Finders and Financial Advisors

Except as set forth in Stephens Federal Disclosure Schedule 3.13, neither Stephens Federal, nor any of its officers, directors, employees or agents, has engaged or retained any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Stephens Federal Financial Statements.

Section 3.14  Environmental Matters

With respect to Stephens Federal:

(a)                                 Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Stephens Federal.  No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Stephens Federal by reason of any Environmental Laws.  Stephens Federal has not, during the past five years received any written notice from any Person or Regulatory Authority that Stephens Federal or the operation or condition of any property ever owned or operated (including Participation Facilities), by Stephens Federal are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Stephens Federal;

(b)                                 There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of Stephens Federal threatened, before any court, governmental agency or other forum against Stephens Federal (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by Stephens Federal (including Participation Facilities and Other Real Estate Owned); and

(c)                                  Except as set forth in Stephens Federal Disclosure Schedule 3.14(c), there are no underground storage tanks on, in or under any properties owned or operated by Stephens Federal (including Participation Facilities and Other Real Estate Owned), and no underground storage tanks have been closed or removed from any properties owned or operated by Stephens Federal (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15  Loan Portfolio and Investment Securities.

(a)                                             The allowance for loan losses reflected in the Stephens Federal Financial Statements at September 30, 2013 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after September 30, 2013 was or will be, adequate in all material respects, as of the date thereof, under GAAP.

(b)                                             Stephens Federal Disclosure Schedule 3.15(b) sets forth a listing, as of January 31, 2014, by account, of: (i) all loans (including loan participations) of Stephens Federal that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Stephens Federal which have been terminated by Stephens Federal during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Stephens Federal during three years preceding the date of this Agreement, or has asserted against Stephens Federal, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which, to the Knowledge of Stephens Federal, has given Stephens Federal any oral notification of, or orally asserted to or against Stephens Federal, any such claim; (iv) all loans, (A) that are Stephens Federal Classified Assets, (B) that are Stephens Federal Delinquent Loans, (C) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) that are “troubled debt restructuring” as defined in the Financial Accounting Standards Board Accounting Standards Codification, including any Accounting Standards Update; and (v) all assets classified by Stephens Federal as OREO, real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Schedule 3.15(b) shall be updated by Stephens Federal as of the last day of the calendar month immediately preceding the Closing Date.

(c)                                              Except for any individual loans with a principal outstanding balance of less than $10,000, all loans receivable (including discounts) and accrued interest entered on the books of Stephens Federal arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Stephens Federal’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $10,000, Stephens Federal has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of

Stephens Federal are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  Except for any individual loans with a principal outstanding balance of less than $10,000, and except for loans pledged to the FHLB, all such loans are owned by Stephens Federal free and clear of any liens.

(d)                                             The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)                                              Stephens Federal has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Stephens Federal.  Such securities are valued on the books of Stephens Federal in accordance with GAAP in all material respects.  Stephens Federal employs investment, securities, risk management and other policies, practices and procedures which Stephens Federal believes are prudent and reasonable.

Section 3.16   Title to the Stephens Federal Shares

The Board of Directors of Stephens Federal has duly adopted the Plan of Supervisory Conversion, a copy of which is set forth on Stephens Federal Disclosure Schedule 3.16.  Upon the First Merger Effective Time, Stephens Federal will convey good and marketable title to the Stephens Federal Shares, which shall constitute 100% of the issued and outstanding capital stock of Stephens Federal, free and clear of any and all security interest, liens, encumbrances, restrictions, claims or other defects in title.  The Stephens Federal Shares will be duly authorized and validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, warrants, options, calls or commitments or other Rights relating to the Stephens Federal Shares or any other securities of Stephens Federal, or any obligations or securities convertible into or exchangeable for any Stephens Federal Shares or any other securities of Stephens Federal.

Section 3.17  Related Party Transactions

Except as set forth in Stephens Federal Disclosure Schedule 3.17, Stephens Federal is not a party to any transaction (including any loan or other credit accommodation but excluding deposit transactions in the ordinary course of business) with an Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Stephens Federal has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

Section 3.18  Deposits

None of the deposits of Stephens Federal is a “brokered” deposit as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.19  Risk Management Instruments

Stephens Federal is not currently a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Stephens Federal’s own account, or for the account of one or more of its customers.  All such arrangements to which Stephens Federal was a party were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Stephens Federal, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Stephens Federal, nor to the Knowledge of Stephens Federal any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.20  Trust Accounts.

Stephens Federal has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Stephens Federal and its directors, officers or employees have not committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.21  Intellectual Property.

Stephens Federal owns or, to the Knowledge of Stephens Federal, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Stephens Federal’s business, and Stephens Federal has not received any notice of conflict with respect thereto that asserts the rights of others.  Stephens Federal has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  The conduct of the business of Stephens Federal as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.22  Labor Matters.

There are no labor or collective bargaining agreements to which Stephens Federal is a party.  There is no union organizing effort pending or to the Knowledge of Stephens Federal, threatened against Stephens Federal.  Since September 30, 2012 and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Stephens Federal, threatened against Stephens Federal.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Stephens Federal, threatened against Stephens Federal (other than routine employee grievances that are not related to union employees).  Stephens Federal is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.23  No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Article III, none of Stephens Federal, its representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Stephens Federal or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE OCONEE PARTIES

The Oconee Parties represent and warrant to Stephens Federal that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Oconee Disclosure Schedules delivered by the Oconee Parties on the date hereof, and except as to any representation or warranty that relates to a specific date.  OFED has made a good faith effort to ensure that the disclosure on each schedule of the Oconee Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Oconee Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 4.01  Organization

(a)                                 Oconee MHC is a mutual holding company organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Oconee MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Oconee MHC.

(b)                                 OFED is a corporation organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. OFED has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on OFED.

(c)                                  Oconee Federal is, and Oconee Interim, when organized, will be, a savings association organized, validly existing and in good standing under the laws of the United States. The deposits of Oconee Federal are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Oconee Federal.

(d)                                 Oconee Federal is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein.

(e)                                  Prior to the date of this Agreement, OFED has made available to Stephens Federal true and correct copies of the charter and bylaws of Oconee MHC, OFED, and Oconee Federal.

(f)                                   None of the Oconee Parties has any Subsidiaries, other than Oconee Federal.

Section 4.02 Capitalization

(a)                                 The authorized capital stock of OFED consists of 100,000,000 shares of common stock, par value $0.01 per share (“OFED Common Stock”) and 1,000,000 shares of serial preferred stock and no shares of preferred stock outstanding.  There are 5,845,995 shares of OFED Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  There are 589,099 shares of OFED Common Stock held by OFED as treasury stock.

(b)                                 Oconee MHC owns 4,127,470 shares of OFED Common Stock, free and clear of any lien or encumbrance.  Except for shares of OFED Common Stock (and any equity interests that may be attributed to Oconee MHC due to its ownership of OFED Common Stock), Oconee MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c)                                  The authorized capital stock of Oconee Federal consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of serial preferred stock.  There are 100 shares of Oconee Federal common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by OFED free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever and no shares of preferred stock outstanding.

(d)                                 The shares of OFED Common Stock to be issued to Oconee MHC upon consummation of the Mergers in accordance with this Agreement have been duly authorized and when issued in accordance with the terms hereof will be validly issued, fully paid and nonassessable and not subject to preemptive rights.  The issuance of shares of OFED Common Stock to Oconee MHC upon consummation of the Mergers is exempt from registration under the Securities Act.

Section 4.03  Authority; No Violation

(a)                                             Each of the Oconee Parties has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Oconee Parties and the completion by the Oconee Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of the Oconee Parties and by OFED as the sole stockholder of Oconee Federal, and, no other proceedings on the part of any of the Oconee Parties is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Oconee Parties and, subject to the receipt of Regulatory Approvals, constitutes the valid and binding obligations of the Oconee Parties, enforceable against the Oconee Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Oconee Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.  No vote or consent of the holders of any class or series of capital stock of OFED or the members of Oconee MHC is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of OFED as the sole stockholder of Oconee Federal (which shall have occurred prior to the Second Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Oconee Federal necessary to approve the Second Merger, any agreements entered into to effect the Second Merger or the other transactions contemplated hereby or thereby.

(b)                                             Subject to the receipt of approvals from the Regulatory Approvals and the compliance with any conditions contained therein,

(A)                               the execution and delivery of this Agreement by the Oconee Parties,

(B)                               the consummation of the transactions contemplated hereby, and

(C)                               compliance by the Oconee Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters or bylaws, or any other governing documents, of any of the Oconee Parties; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Oconee Parties or any of the properties or assets of the Oconee Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Oconee Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of the Oconee Parties is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on OFED.

Section 4.04  Consents

Except for (a) filings with the Regulatory Authorities set forth on Oconee Disclosure Schedule 4.04, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, and (b) the filing of the articles of combination with the OCC, and such other filings as may be required for the Mergers, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Oconee Parties and (y) the completion of the Mergers by the Oconee Parties, or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on OFED.  As of the date hereof, to the Knowledge of OFED, no fact or circumstance exists, including any possible other transaction pending or under consideration by OFED or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or (ii) any other required Regulatory Approvals or (b) would cause a Regulatory Authority acting pursuant to the Bank Merger Act, the HOLA, the Banking Act or any other applicable law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 4.05  Oconee Regulatory Reports and Financial Statements

(a)                                 The Oconee Parties have previously made available to Stephens Federal the Oconee Regulatory Reports. The Oconee Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in equity of the Oconee Parties as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(c)                                  The books and records of the Oconee Parties have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)                                  The Oconee Parties have previously made available to Stephens Federal the Oconee Financial Statements. The Oconee Financial Statements (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations, cash flows and changes in equity of the Oconee Parties as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein.

(d)                                 At the date of each balance sheet included in the Oconee Financial Statements or the Oconee Regulatory Reports, the Oconee Parties did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Oconee Financial Statements or Oconee Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(e)                                  The records, systems, controls, data and information of the Oconee Parties are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  The Oconee Parties have devised and maintained as system of internal accounting controls sufficient to provide reasonable assurances that (i) the assets of Oconee Parties are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Oconee Parties Financial Statements by Oconee Parties’ certified public accountants.

(f)                                   The Oconee Parties have disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in the Oconee Parties Disclosure Schedule 3.05(f): (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(g)                                  Since June 30, 2013, (i) neither the Oconee Parties nor any director, officer, employee, auditor, accountant or representative of the Oconee Parties has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(h)                                 Since June 30, 2013, the Oconee Parties have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

(i)                                     The allowance for loan losses reflected in the Oconee Financial Statements as of September 30, 2013 was, and the allowance for loan losses reflected in the Oconee Regulatory Reports for periods ending after September 30, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

(j)                                    The Oconee Financial Statements and the Oconee Regulatory Reports do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.06  Material Adverse Effect

The Oconee Parties have not suffered any Material Adverse Effect since June 30, 2013, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Oconee Parties.

Section 4.07  Legal Proceedings

None of the Oconee Parties is a party to any, and there are no pending or, to the Knowledge of the Oconee Parties, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against the Oconee Parties, (ii) to which any of the Oconee Parties’ assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of the Oconee Parties to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Oconee Parties.

Section 4.08  Oconee Benefit Plans

OFED has made available to Stephens Federal a complete and accurate list of all pension, retirement, group insurance, and other employee benefit plans and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements with respect to any present employees of OFED or Oconee Federal (hereinafter collectively referred to as the “Oconee Employee Plans” and individually as an “Oconee Employee Plan”). Each of the Oconee Employee Plans complies in all material respects with all applicable requirements of

ERISA, the Code and other applicable laws.  The Oconee Parties have made available to Stephens Federal true and correct copies of the Oconee Employee Plans and, if applicable, the most recent summary plan description for each plan.

Section 4.09  Securities Documents

OFED has made available to Stephens Federal copies of its (i) annual reports on Form 10-K for the years ended June 30, 2013 and 2012, (ii) a quarterly report on Form 10-Q for the quarter ended September 30, 2013, and (iii) proxy materials used in connection with its most recent meeting of stockholders (the availability of the preceding documents will be assumed if such documents are filed on EDGAR).

ARTICLE V
COVENANTS OF STEPHENS FEDERAL

Section 5.01  Conduct of Business.

(a)                                 Affirmative Covenants.  During the period from the date of this Agreement to the First Merger Effective Time, except with the written consent of OFED, which consent will not be unreasonably withheld, conditioned or delayed, Stephens Federal will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; comply at all times with the terms and conditions of any Regulatory Agreement to which it is subject, including without limitation the Stephens Federal Order; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, (ii) materially adversely affect its ability to complete the Supervisory Conversion, or (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)                                             Negative Covenants.  Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, Stephens Federal agrees that from the date of this Agreement to the First Merger Effective Time, except as otherwise specifically permitted or required by this Agreement, and as set forth in Stephens Federal Disclosure Schedule 5.01(b), or as consented to by OFED in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not:

(i)                                    except as may be required by the OCC in connection with the Supervisory Conversion, change or waive any provision of its charter or bylaws, or appoint a new director to its board of directors;

(ii)                                 change the number of authorized or issued shares of its capital stock, issue any shares of Stephens Federal Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement (except as may be required by the OCC in connection with the Supervisory Conversion), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;

(iii)                              enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xxi)), or waive, release, grant or transfer any material rights of value except in the ordinary course of business;

(iv)                             make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v)                                hire or promote any employee, or grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required by law or pursuant to commitments existing on the date hereof under the Stephens Federal Compensation and Benefits Plans set forth on Stephens Federal Disclosure Schedule 3.12(a);

(vi)                             enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii)                          merge or consolidate Stephens Federal with any other corporation; sell or lease all or any substantial portion of the assets or business of Stephens Federal; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Stephens Federal, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii)                       sell or otherwise dispose of the capital stock of Stephens Federal or sell or otherwise dispose of any material asset of Stephens Federal other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Atlanta, subject any material asset of Stephens Federal to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix)                              change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Stephens Federal;

(x)                                 except for foreclosure and collection matters, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Stephens Federal is a party, other than in the ordinary course of business consistent with past practice;

(xi)                              purchase any securities other than securities issued by a U.S. government and U.S. government agency in the ordinary course of business consistent with past practice;

(xii)                           except for the renewal of existing loans and lines of credit that do not constitute Stephens Federal Adjusted Classified Assets and except for loans secured by deposits at Stephens Federal, make or acquire (or commit to make or acquire) any new loan or other credit facility (including without limitation, loan participations, lines of credit and letters of credit) in a principal amount in excess of (i) with respect to one- to four-family residential mortgage loans originated for sale, such maximum amount permitted for “conforming loans” under applicable Federal Home Loan Mortgage Corporation guidelines, or (ii) with respect to all other loans, $100,000; provided, however, that Stephens Federal may make a loan or commit to make a loan, or other credit facility, in excess of such amount, if it emails the information and documentation regarding the proposed transaction to Curtis T. Evatt and the Chairman of the Directors Loan Committee at Oconee Federal at the email address set forth in Section 10.06 hereof prior to making such loan or other credit facility or committing to do so, and Oconee Federal does not object to such loan or credit facility within five (5) business days of receiving such information;

(xiii)                        enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate, subject to applicable law and regulation;

(xiv)                       enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv)                          make any material change in policies in existence on the date of this Agreement with regard to:  the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi)                       except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Stephens Federal Compensation and Benefit Plan except in the ordinary course of business;

(xvii)                    make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(xviii)                 purchase or otherwise acquire any material assets or incur any material liabilities other than in the ordinary course of business consistent with past practices and policies;

(xix)                       except as set forth in Stephens Federal Disclosure Schedule 5.01(b)(xix), undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by Stephens Federal of more than $10,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(xx)                          agree to any changes to the term of any loan such that the loan would constitute a “troubled debt restructuring” as defined in the Financial Accounting Standards Board Accounting Standards Codification, including any Accounting Standards Update; provided, however, that Stephens Federal may agree to such changes if it emails the information and documentation regarding the proposed transaction to Curtis T. Evatt and the Chairman of the Directors Loan Committee at Oconee Federal at the email address set forth in Section 10.06 hereof and Oconee Federal does not, within five (5) business days of receiving such information, object to such changes.

(xxi)                       except with respect to foreclosures or other collection actions (which are set forth in Stephens Federal Disclosure Schedule 5.01(b)(xxi)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or, for each fiscal year, $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxii)                    foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxiii)                 purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiv)                sell any loan or participation interest in any loan other than to the Federal Home Loan Mortgage Corporation in the ordinary course of business consistent with past practice or sell Other Real Estate Owned; provided, however, that Stephens Federal may sell a loan or a participation interest in a loan or an OREO property if it emails the information and documentation regarding the proposed transaction to Curtis T. Evatt and the Chairman of the Directors Loan Committee at Oconee Federal at the email address set forth in Section 10.06 hereof prior to making such sale or committing to make such sale, and Oconee Federal does not, within five (5) business days of receiving such information, either (A) object to such sale, or (B) notify Stephens Federal that Oconee Federal intends to purchase such loan or participation interest in such loan, participation interest or OREO property on substantially similar terms as the proposed purchaser intends to purchase such loan, participation interest or OREO property;

(xxv)                   issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with OFED and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of OFED (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of OFED (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby;

(xxvi)                take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of Stephens Federal set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied; and

(xxvii)             agree to do any of the foregoing.

Section 5.02  Current Information.

(a)                                             During the period from the date of this Agreement to the First Merger Effective Time, Stephens Federal will cause one or more of its representatives (as designated by Stephens Federal’s chief executive officer from time to time) to confer with representatives of OFED and report the general status of its ongoing operations at such times as OFED may reasonably request.  Stephens Federal will promptly notify OFED of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Stephens Federal.  Any information provided pursuant to this Section 5.02 and Section 5.03, 5.04 and 5.11, will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

(b)                                             Stephens Federal and Oconee Federal shall meet on a regular basis to discuss and plan for the conversion of Stephens Federal’s data processing and related electronic informational systems to those used by Oconee Federal, which planning shall include, but not be limited to, discussion of the possible termination by Stephens Federal of third-party service provider arrangements effective at the Second Merger Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Stephens Federal in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Stephens Federal shall not be obligated to take any such action prior to the Second Merger Effective Time and, unless Stephens Federal otherwise agrees, in its sole discretion, no conversion shall take place prior to the Second Merger Effective Time.  In the event that Stephens Federal takes, at the request of Oconee Federal, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Oconee Federal shall indemnify Stephens Federal for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Stephens Federal.

(c)                                              Stephens Federal shall promptly inform OFED upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Stephens Federal under any labor or employment law.

(d)                                             Stephens Federal shall promptly inform OFED upon receiving any written offer for the purchase of OREO.

Section 5.03  Access to Properties and Records.

(a)                                 Subject to Section 10.03 hereof, Stephens Federal shall permit OFED reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to OFED during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Stephens Federal reasonably determines should be treated as confidential) and members’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which OFED may have a reasonable interest; provided, however, that Stephens Federal shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate applicable law or violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Stephens Federal shall provide and shall request its auditors to provide OFED (subject to OFED entering into a hold harmless letter with such auditors in a form acceptable to such auditors) with such historical financial information regarding it (and related audit reports and consents) as OFED may reasonably request.  OFED shall use commercially reasonable efforts to minimize any interference with Stephens Federal’s regular business operations during any such access to Stephens Federal’s property, books and records.  From the date of this Agreement through the Closing Date, Stephens Federal shall permit employees of Oconee Federal reasonable access to information relating to problem loans, loan restructurings, loan sales and participations, and loan work-outs of Stephens Federal.

(b)                                 Stephens Federal shall permit OFED, at its expense, to cause a “Phase I Environmental Site Assessment” (a “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each Branch owned by Stephens Federal, and, to the extent permitted by any lease governing Stephens Federal’s lease of any branch, at each branch leased by Stephens Federal, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I; provided, that OFED provides notice to Stephens Federal of its intent to cause a Phase I to be performed within thirty (30) days of the date of this Agreement and of its intent to cause a Phase II to be performed within fifteen (15) days of the receipt of the Phase I report; provided, further, that as to any Phase II performed at a Branch which Stephens Federal leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease.  Stephens Federal will use its commercially reasonable efforts (at no cost to Stephens Federal) to obtain such landlord consent.  Prior to performing any Phase II, OFED will provide Stephens Federal with a copy of its proposed work plan and OFED will cooperate in good faith with Stephens Federal to address any comments or suggestions made by Stephens Federal regarding the work plan.  OFED and its environmental consultant shall conduct all environmental assessments pursuant to this Section 5.03 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Stephens Federal’s operation of its business, and OFED shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. OFED shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I and any restoration and clean up, shall be borne solely by OFED.

(c)                                  Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall OFED have access to any information that, based on advice of Stephens Federal’s counsel, would (i) reasonably be expected to waive any material legal privilege (ii) result in the disclosure of any trade secrets of third parties or (iii) violate any obligation of Stephens Federal with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by OFED, Stephens Federal has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that OFED shall not conduct any environmental sampling without the prior written consent of Stephens Federal, which consent may be withheld in Stephens Federal’s discretion.  All requests made pursuant to this Section 5.03 shall be directed to an executive officer of Stephens Federal or such Person or Persons as may be designated by Stephens Federal.  All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04  Financial and Other Statements.

(a)                                             Promptly upon receipt thereof, Stephens Federal will furnish to OFED copies of each annual, interim or special audit of the books of Stephens Federal made by its independent auditors and copies of all internal control reports submitted to Stephens Federal by such auditors in connection with each annual, interim or special audit of the books of Stephens Federal made by such auditors.

(b)                                 Stephens Federal will furnish to OFED copies of all documents, statements and reports as it shall send to its members, the OCC, the FDIC, or any other Regulatory Authority, except as legally prohibited thereby.  Within fifteen (15) days after the end of each month, Stephens Federal will deliver to OFED a list and description of loans approved, originated and sold (or as to which a participation interest was sold) by Stephens Federal since the prior month end, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)                                  Stephens Federal will advise OFED promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Stephens Federal except as legally prohibited thereby.

(d)                                 With reasonable promptness, Stephens Federal will furnish to OFED such additional financial data that Stephens Federal possesses and that OFED may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

(e)                                  Stephens Federal shall provide Oconee Federal, within fifteen (15) days of the end of each calendar month, a written list of (i) the Stephens Federal Classified Assets, (ii) the Stephens Federal Adjusted Classified Assets, and (iii) the Stephens Federal Delinquent Loans.

Section 5.05  Maintenance of Insurance.

Stephens Federal shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06  Property Taxes

Stephens Federal shall pay in full all property taxes (including with respect to OREO) for which it receives an invoice prior to the Closing Date.

Section 5.07  Disclosure Supplements.

From time to time prior to the First Merger Effective Time, Stephens Federal will promptly, but in any event within three (3) business days after receipt of notice or obtaining Knowledge thereof, supplement or amend the Stephens Federal Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Stephens Federal Disclosure Schedule or which is necessary to correct any information in such Stephens Federal Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Stephens Federal Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 7.

Section 5.08  Consents and Approvals of Third Parties.

Stephens Federal shall use best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.09  Best Efforts.

Subject to the terms and conditions herein provided, Stephens Federal agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.10  Failure to Fulfill Conditions.

In the event that Stephens Federal determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify OFED.

Section 5.11  Reserves and Merger-Related Costs.

Stephens Federal agrees to consult with OFED with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  OFED and Stephens Federal shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as OFED shall reasonably request and which are not inconsistent with GAAP; provided, that (i) no such actions need be effected until OFED shall have irrevocably certified to Stephens Federal that all conditions set forth in Article VII to the obligation of OFED to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived, and (ii) the effect of any such actions shall be disregarded for purposes of any certificates or opinions to be delivered at the Closing Date or otherwise in connection with the Closing.  OFED acknowledges that Stephens Federal will pay on or prior to the Closing Date merger related fees and expenses set forth on Stephens Federal Disclosure Schedule 5.11.

Section 5.12  [Reserved].

Section 5.13.  No Solicitations.

(a)                                 Stephens Federal shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Stephens Federal Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than the Oconee Parties) any information or data with respect to Stephens Federal or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Stephens Federal is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Stephens Federal or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Stephens Federal or otherwise, shall be deemed to be a breach of this Agreement by Stephens Federal.  Stephens Federal shall, and shall cause each of Stephens Federal Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.  Notwithstanding the foregoing, and subject to Section 9.01 hereof, Stephens Federal may take any action that would otherwise be in violation of this Section 5.13 in the event that the OCC directs Stephens Federal in writing to take action that would otherwise be in violation of this Section 5.13 and either the OCC or Stephens Federal provides notice of such action to Oconee Federal.

(b)                                 For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from the Oconee Parties), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, exchange, liquidation, dissolution or similar transaction involving Stephens Federal; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Stephens Federal representing, in the aggregate, twenty-five percent (25%) or more of the assets of Stephens Federal on a consolidated basis; (C) other than pursuant to the Supervisory Conversion, any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) shares of capital stock of Stephens Federal (or options, rights or warrants to purchase or securities convertible into, any shares of capital stock of Stephens Federal) representing twenty-five percent (25%) or more of the votes attached to the outstanding capital stock of Stephens Federal; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the capital stock of Stephens Federal; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

ARTICLE VI
COVENANTS OF THE OCONEE PARTIES

Section 6.01  Conduct of Business.

During the period from the date of this Agreement to the First Merger Effective Time, except with the written consent of Stephens Federal, which consent will not be unreasonably withheld, OFED will, and it will cause Oconee Federal to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, (ii) materially adversely affect its ability to complete the Supervisory Conversion, or (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

Section 6.02  Current Information.

During the period from the date of this Agreement to the First Merger Effective Time, OFED will cause one or more of its representatives to confer with representatives of Stephens Federal and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Stephens Federal may reasonably request. OFED will promptly notify Stephens Federal, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving any of the Oconee Parties.  Any information provided pursuant to this Section 6.02 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

Section 6.03  Financial and Other Statements.

OFED will furnish to Stephens Federal copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04  Disclosure Supplements.

From time to time prior to the First Merger Effective Time, OFED will promptly, but in any event within three (3) business days after receipt of notice or obtaining knowledge thereof, supplement or amend the Oconee Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Oconee Disclosure Schedule or which is necessary to correct any information in such Oconee Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Oconee Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII.

Section 6.05  Consents and Approvals of Third Parties.

OFED shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.  In furtherance thereof, provided that OFED receives all information requested in writing from Stephens Federal concerning Stephens Federal, OFED shall use its best efforts to file all applications required to obtain each Regulatory Approval within sixty (60) days from the date hereof.

Section 6.06  Best Efforts.

Subject to the terms and conditions herein provided, OFED agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07  Failure to Fulfill Conditions.

In the event that OFED determines that a condition to the Oconee Parties’ obligations to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Stephens Federal.

Section 6.08  Employee Benefits.

(a)                                             OFED will review all Stephens Federal Compensation and Benefit Plans to determine, in its sole and absolute discretion, whether to maintain, amend, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by Stephens Federal are changed or terminated by OFED, in whole or in part, OFED shall, subject to the review and approval of the compensation committee of the board of directors, provide employees of Stephens Federal who continue employment with Oconee Federal (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Oconee Federal (as of the date any such compensation or benefit is provided).  Continuing Employees who become participants in an Oconee Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Stephens Federal or any predecessor thereto prior to the Second Merger Effective Time; provided, that Continuing Employees will not be given credit for service as employees of Stephens Federal for any purpose with respect to (i) the Oconee Federal Savings and Loan Association Employee Stock Ownership Plan or (ii) the Oconee Federal holiday bonus program.  This Agreement shall not be construed to limit the ability of OFED or Oconee Federal to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b)                                             Subject to any required regulatory approval or satisfaction any condition in any regulatory approval, OFED agrees to comply with the contractual terms of any employment, consulting, change in control agreement or material arrangement that Stephens Federal has with its current and former employees and that have been identified on Stephens Federal Disclosure Schedule 3.12(a), except to the extent that any such agreements or arrangement shall have been superseded or terminated at the First Merger Effective Time or following the First Merger Effective Time in accordance with their terms or applicable law.  Notwithstanding anything contained in any agreement set forth on Stephens Federal Disclosure Schedule 3.12(a) or in this Agreement to the contrary, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or other plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payments, in the aggregate, would constitute a “parachute payment,” the payments will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(c)                                  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by OFED hereunder or arising by operation of law, OFED shall have no obligation to any individual who is an employee of Stephens Federal as of the First Merger Effective Time to continue such individual in its employ or in any specific job or to provide to a Continuing Employee any specified level of compensation or any incentive payments, benefits or perquisites.  Subject to any required regulatory approval or satisfaction of a condition in any regulatory approval, OFED agrees that each Stephens Federal employee who (i) is not offered employment with OFED or Oconee Federal as of the First Merger Effective Time or (ii) is involuntarily terminated by OFED or Oconee Federal (other than for cause) within nine (9) months of the First Merger Effective Time and who is not covered by a separate employment agreement, change in control agreement, severance, consulting, or similar agreement shall receive a severance payment equal to the sum of (A) two (2) weeks of base pay (at the rate in effect on the termination date) for each full year of service at Stephens Federal, with a maximum of twenty-six (26) weeks and a minimum of six (6) weeks of base pay, plus (B) payment for unused vacation days in accordance with Stephens Federal policies in effect as of the First Merger Effective Date; provided, that such individual executes a release agreement in the form set forth on Exhibit E hereto.  For purposes of calculating the number of years of service with respect to clause (ii)(A) of this Section 6.08(c), fractional years of service shall be rounded up or down to the nearest full year.

(d)                                             In the event of any termination or consolidation of any Stephens Federal health plan with any Oconee Federal health plan, OFED shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Oconee Federal employees.  Unless a Continuing Employee affirmatively terminates coverage under an Stephens Federal health plan prior to the time that such Continuing Employee becomes eligible to participate in the Oconee Federal health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Stephens Federal health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Oconee Federal and their dependents.  In the event of a termination or consolidation of any Stephens Federal health plan, terminated Stephens Federal employees and qualified beneficiaries will have the right to continued coverage under group health plans of Oconee Federal in accordance with COBRA.

(e)                                              OFED shall use reasonable best efforts to ensure that all Stephens Federal employees who cease participating in a Stephens Federal health plan and become participants in a comparable Oconee Federal health plan shall receive credit for any co-payment and deductibles paid under Stephens Federal health plan for purposes of satisfying any applicable co-payment and deductible requirements under the Oconee Federal health plan, upon substantiation, in a form satisfactory to the Oconee Federal that such co-payment and/or deductible has been satisfied.

(f)                                   If requested by OFED in writing prior to the First Merger Effective Time, and subject to the occurrence of the First Merger Effective Time, Stephens Federal shall cause to be adopted prior to the First Merger Effective Time resolutions of the Board of Directors of Stephens Federal and any necessary amendments to terminate any and all 401(k) Plans immediately prior to the First Merger Effective Time or cease all contributions to any and all 401(k) Plan maintained or sponsored by Stephens Federal or any of its Subsidiaries (collectively, the “Stephens Federal 401(k) Plan”), and to prohibit the entry of new participants to the Stephens Federal 401(k) Plan as of the day preceding the First Merger Effective Time. In the sole discretion of OFED, the Stephens Federal 401(k) Plan may be merged into the Oconee Federal 401(k) Plan or terminated immediately prior to, and subject to the occurrence of, the First Merger Effective Time.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of OFED, which shall not be unreasonably withheld. Stephens Federal shall deliver to OFED an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Stephens Federal and shall use reasonable best efforts to fully comply with such resolutions and any necessary amendments.  If, in accordance with this Section 6.8(f), OFED requests in writing that Stephens Federal freeze entry of new participants into the Stephens Federal 401(k) Plan, Stephens Federal shall take such actions as OFED may reasonably require in furtherance of the assumption of the Stephens Federal 401(k) Plan by OFED, including, but not limited to, adopting such amendments to the Stephens Federal 401(k) Plan as may be necessary to effect such assumption. In the event the Stephens Federal 401(k) Plan is terminated, OFED shall, or shall cause its Affiliates to, use reasonable best efforts, including the adoption of any necessary amendments to cause the Oconee Federal 401(k) Plan to accept a “direct rollover” of all Continuing Employees’ account balances under the Stephens Federal 401(k) Plan, provided, that such rollover is elected in accordance with applicable law and is permitted by the terms and conditions of the Oconee Federal 401(k) Plan.

(g)                                  If requested by OFED, Stephens Federal shall take all such actions as OFED may reasonably request in order to fully and timely comply with any and all requirements of both the federal

Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to Stephens Federal’s employees.

Section 6.09  Directors and Officers Indemnification and Insurance.

(a)                                             For a period of six years after the First Merger Effective Time, subject to the non-objection of the OCC pursuant to 12 C.F.R. 145.121(c), OFED shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the First Merger Effective Time, an officer or director of Stephens Federal (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of OFED, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Stephens Federal if such Claim pertains to any matter of fact arising, existing or occurring at or before the First Merger Effective Time (including, without limitation, the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the First Merger Effective Time, to the fullest extent as would have been permitted by Stephens Federal under Federal law and under Stephens Federal’s Charter and Bylaws.  OFED shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Stephens Federal under Federal law and under Stephens Federal’s Charter and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify OFED (but the failure so to notify OFED shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices OFED) and shall deliver to OFED the undertaking referred to in the previous section.  The obligations of OFED pursuant to this Section 6.09(a) shall in no event exceed $400,000 in the aggregate.

(b)                                             In the event that either OFED or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of OFED shall assume the obligations set forth in this Section 6.09.

(c)                                              OFED shall obtain, or shall cause Oconee Federal to obtain, a six month extended reporting period (commencing with the First Merger Effective Time), on the current directors’ and officers’ liability insurance policies covering the officers and directors of Stephens Federal with respect to matters occurring during the period of effectiveness of such current policies and prior to the First Merger Effective Time; provided, however, that in no event shall OFED be required to expend pursuant to this Section 6.09(c) an aggregate amount in excess of $35,000.  In connection with the foregoing, Stephens Federal agrees to provide the insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.  For the avoidance of doubt, nothing contained in this Section 6.09(c) limits OFED’s obligations under 6.09(a) or 6.09(b) or OFED’s or Stephens Federal’s obligations under Federal law.

(d)                                             The obligations of OFED provided under this Section 6.09 are intended to be enforceable against OFED directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of OFED.

(e)                                              To the extent a person is entitled to indemnification from OFED pursuant to Section 6.09(a) with respect to a Claim, OFED agrees to release such person with respect to such Claim.

Section 6.10  Branches.

It is expected that there will be no Oconee Federal or Stephens Federal branch closings or relocations or consolidations of existing branches, loan offices or customer service offices as part of the Mergers.

Section 6.11 Advisory Board.

Each member of the Board of Directors of Stephens Federal at the First Merger Effective Time, other than persons who are Continuing Employees, shall be offered appointment to serve a term of one year on a newly created advisory board of Oconee Federal.  Each person accepting appointment shall receive a fee of $1,000 per meeting attended.  Meetings shall be held in Toccoa, Georgia not less frequently than monthly for the first six months following the First Merger Effective Time, and not less than quarterly for the six months thereafter.

ARTICLE VII
CONDITIONS

Section 7.01  Conditions to the Obligations of Both Parties Under this Agreement

The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)                                 Injunctions.  None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(b)                                 Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Oconee Parties or Stephens Federal, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

(c)                                  Completion of the Supervisory Conversion. The Supervisory Conversion shall have been completed; and

(d)                                 Third Party Consents.  The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on OFED (after giving effect to the consummation of the transactions contemplated hereby).

Section 7.02  Conditions to the Obligations of Stephens Federal Under this Agreement

The obligations of Stephens Federal under this Agreement shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Stephens Federal pursuant to Section 9.04 hereof:

(a)                                 Corporate Proceedings. All action required to be taken by, or on the part of, the Oconee Parties to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by the Oconee Parties, and Stephens Federal shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                 Representations and Warranties. Each of the representations and warranties of the Oconee Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the Oconee Parties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(c)                                  Agreements and Covenants.  The Oconee Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them, in each case under this Agreement, at or prior to the Closing Date.

(d)                                 Approvals of Regulatory Authorities. No required approval of any Regulatory Authority shall impose any condition requiring a material change in Section 2.04 or 6.08 of this Agreement.

(e)                                  No Material Adverse Effect. Since June 30, 2013, there shall not have occurred any Material Adverse Effect with respect to the Oconee Parties.

(f)                                   Officer’s Certificate.  Each of the Oconee Parties shall have delivered to Stephens Federal a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 7.02 have been satisfied.

Section 7.03  Conditions to the Obligations of the Oconee Parties Under this Agreement

The obligations of the Oconee Parties hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Oconee Parties pursuant to Section 9.04 hereof:

(a)                                 Corporate Proceedings. All action required to be taken by, or on the part of, Stephens Federal to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Stephens Federal and OFED shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                             Representations and Warranties.  Each of the representations and warranties of Stephens Federal set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Stephens Federal that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(c)                                  Agreements and Covenants.  Stephens Federal shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date.

(d)                                 Approvals of Regulatory Authorities. No required approval of any Regulatory Authority shall impose any Burdensome Condition.

(e)                                  No Material Adverse Effect. Since September 30, 2013, there shall not have occurred any Material Adverse Effect with respect to Stephens Federal.

(f)                                   Eligible FHLMC Servicer.  Stephens Federal shall, at the Second Merger Effective Time, be an eligible servicer under applicable guidelines and policies of the Federal Home Loan Mortgage Corporation.

(g)                                  Valuation.  OFED shall not have received an opinion of it s financial advisor that the Valuation is not fair, from a financial point of view, to the stockholders of OFED.

(h)                                 No Regulatory Agreement.  Stephens Federal shall not be subject to a Regulatory Agreement that would direct, restrict or limit, or purport to direct, restrict or limit, in any manner the operations of the Oconee Parties following the First Merger Effective Time, or otherwise effect, in any manner, the Oconee Parties following the First Merger Effective Time.  Without limiting the generality of the foregoing, the Stephens Federal Order shall have been terminated or lifted by the OCC.

(i)                                     [Reserved].

(j)                                    Classified Assets. As of the last day of the calendar month immediately preceding the Closing Date, the Stephens Federal Classified Assets shall not exceed $22,000,000.

(k)                                 Adjusted Classified Assets.  As of the last day of the calendar month immediately preceding the Closing Date, the Stephens Federal Adjusted Classified Assets shall not exceed $30,000,000.

(l)                                     Delinquent Loans.  As of the last day of the calendar month immediately preceding the Closing Date, the Stephens Federal Delinquent Loans shall not exceed $8,000,000.

(m)                             Officer’s Certificate. Stephens Federal shall have delivered to OFED a certificate, dated the Closing Date and signed, without personal liability, by the Chief Executive Officer and Chief Financial Officer of Stephens Federal to such effect dated as of the Closing Date, to the effect that the conditions set forth in subsections (a) through (l) of this Section 7.03 have been satisfied.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

Section 8.01  Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers,

approvals, non-objections and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and OFED will make and cause Oconee Federal to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall OFED or Oconee Federal be required to agree to, and the approval of the Supervisory Conversion shall not contain, any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by OFED or Oconee Federal of all or any material portion of the business or assets of Stephens Federal, (b) compel OFED or Oconee Federal to dispose of or hold separate all or any material portion of the business or assets of Stephens Federal, (c) impose any of the terms or conditions of the Stephens Federal Order upon Oconee Federal, OFED or Oconee MHC following the completion of the Mergers, or (d) otherwise materially impair the value of Stephens Federal to the Oconee Parties or adversely affect the economic benefit the Oconee Parties reasonably expect to accrue in the transaction (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).  The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority in connection with the Mergers, and the other transactions contemplated by this Agreement. Stephens Federal shall have the right to review, and to the extent practicable to consult with OFED and Oconee Federal on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority.  OFED shall give Stephens Federal and its counsel the opportunity to review, and to the extent practicable to consult with OFED and Oconee Federal on, each filing prior to its being filed with a Regulatory Authority and shall give Stephens Federal and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

Section 9.01  Termination

This Agreement may be terminated on or at any time prior to the Closing Date:

(a)                                 By the mutual written consent of the parties hereto;

(b)                                 By either OFED, or Stephens Federal acting individually:

(i)                                     if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied, provided that the terminating party is not in breach of this Agreement at the time of termination;

(ii)                                  if the Closing Date shall not have occurred on or before February 26, 2015, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; provided, however, that the parties shall in good faith agree to extend such deadline for a period of an additional sixty (60) days thereafter in the event that such parties determine that it is reasonably likely that such Closing Date will in fact occur during such extension period;

(iii)                               if Stephens Federal shall have breached its obligations under Section 5.13 hereof, including at the direction of the OCC; or

(iv)                              if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is denied, unless the denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)                                  by Stephens Federal:

(i)                                     if the Oconee Parties fail to file the applications set forth on Oconee Disclosure Schedule 4.04 (or such other applications as may be required by the Regulatory Authorities in lieu thereof) on or before February 26, 2015;

(ii)                                  if the Oconee Parties voluntarily withdraw any application to a Regulatory Authority prior to the Regulatory Authority’s decision on the application; or

(iii)                               if the Oconee Parties do not close on any transaction contemplated under this Agreement within the period set forth in the approval, non-objection or waiver of the required Regulatory Authority and after the satisfaction of all conditions to closing set forth in this Agreement.

Section 9.02  Effect of Termination

Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 9.01 hereof, this Agreement shall forthwith become void (other than the confidentiality provisions of this Agreement and Sections 9.03, 10.01, 10.02, 10.04, 10.06, 10.10, 10.11 and 10.14 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the Oconee Parties or Stephens Federal to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

Section 9.03  Termination Fee

(a)                                 If:

(i)                                     this Agreement is validly terminated by OFED pursuant to Section 9.01(b)(i), (ii) or (iv) as a result of Stephens Federal’s willful or intentional failure to perform any of its covenants or other obligations or agreements contained in this Agreement, which failure continues after OFED has provided written notice and a 30-day opportunity to cure;

(ii)                                  this Agreement is validly terminated by OFED or Stephens Federal pursuant to Section 9.01(b)(iii), unless the breach of Section 5.13 resulting in such termination shall have occurred upon written directive of the OCC pursuant to the last sentence of Section 5.13(a); or

(iii)                               subject to Section 9.03(a)(ii), this Agreement is terminated by Stephens Federal for any reason, other than pursuant to Section 9.01(b)(iv) or Section 9.01(c),

then Stephens Federal shall pay to OFED, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a termination fee of $250,000 plus OFED’s reasonable out-of-pocket expenses incurred by OFED in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, which termination fee shall be payable within two (2) business days after the date of written notice of termination.

(b)                                 If this Agreement is validly terminated by Stephens Federal pursuant to Section 9.01(c), then OFED shall pay to Stephens Federal, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a termination fee of $250,000 plus Stephens Federal’s reasonable out-of-pocket expenses incurred by Stephens Federal in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, which termination fee shall be payable within two (2) business days after the date of written notice of termination.

Section 9.04  Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V, VI and VII hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
MISCELLANEOUS

Section 10.01  Expenses

Except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 10.02  Non-Survival of Representations and Warranties

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date, other than those covenants set forth in Sections 6.08, 6.09 and 6.11, which will survive the Mergers.

Section 10.03  Confidentiality

Except as specifically set forth herein, the Oconee Parties and Stephens Federal mutually agree to be bound by the terms of the confidentiality and non-disclosure agreement dated October 17, 2013 (the

“Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

Section 10.04  Public Announcements.

Stephens Federal and OFED shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Stephens Federal nor OFED shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 10.05  Entire Agreement; Assignment; No Third Party Beneficiaries

(a)                                 Except as set forth in this Agreement, this Agreement and the Confidentiality Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contain the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement, this Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Nothing in this Agreement, expressed or implied, is intended to confer upon any party, following the Second Merger Effective Time, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than as otherwise provided pursuant to Sections 6.09 and 6.11.

Section 10.06  Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)   If to the Oconee Parties to:

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina 29678

Attn: T. Rhett Evatt

Chief Executive Officer

Fax:  (864) 882-9816

If via email pursuant to Section 5.01(b), to:

curt.evatt@oconeefederal.com and rhett.evatt@oconeefederal.com with a copy to:

Luse Gorman Pomerenk & Schick, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attn:                    Kip A. Weissman, Esq.

Fax: (202) 362-2902

(b)   If to Stephens Federal to:

Stephens Federal Bank

2859 Highway 17 Alt.

Toccoa, Georgia 30577

Attn: Timothy J. Ash

President and Chief Executive Officer

Fax: (706) 886-0107

with a copy to:

Spidi & Fisch, PC

1227 25th Street, NW, Suite 200 West

Washington, DC 20037

Attn: John J. Spidi, Esq.

Fax: (202) 434- 4661

Section 10.07  Captions

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 10.08  Counterparts

This Agreement may be executed, by facsimile or otherwise, in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10.09  Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result that is as substantially similar to the result originally intended as possible.

Section 10.10  Governing Law

This Agreement shall be governed by and construed in accordance with the domestic internal law of the State of South Carolina, without giving effects to its principles of conflicts of laws, except to the extent that Federal law shall be deemed to preempt such State law.

Section 10.11  Specific Performance

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12  Interpretation

The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13  Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.14  Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 10.15  No Presumption Against Drafting Party

Each of the Oconee Parties and Stephens Federal acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

OCONEE FEDERAL, MHC

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

OCONEE FEDERAL FINANCIAL CORP.

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

STEPHENS FEDERAL BANK

By:	/s/ Timothy J. Ash
Timothy J. Ash
President and Chief Executive Officer